UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2002

Commission	Exact name of registrant as specified in its charter	State of	I.R.S. Employer
File Number	and principal office address and telephone number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

1-1483	Washington Gas Light Company	District of Columbia	53-0162882
	1100 H Street, N.W.	and Virginia
Washington, D.C. 20080
(703) 750-4440

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

On March 28, 2002, Washington Gas Light Company (the Company), the regulated utility subsidiary of WGL Holdings, Inc., filed an application with the Public Service Commission of Maryland (PSC of MD) to increase its rates in Maryland. The application seeks to increase revenues in Maryland by approximately $31.4 million annually, or 9.34%, when compared to an adjusted cost of service calculated for an annual period ending December 31, 2001 utilizing rates last approved by the PSC of MD in 1994.

The recently filed request for a revenue increase is predicated on a total revenue requirement of $367.4 million. The rate base underlying this proposed level of revenues is $535.7 million. The proposed return on common equity is 12.5% with a common equity ratio of 53.4% and an overall cost of capital of 9.67%. This compares to a return on common equity of 11.5%, a common equity ratio of 54.9% and an overall cost of capital of 9.79% used to develop existing rates being charged to the Company’s Maryland customers.

This is the Company’s first general filing for a rate increase in Maryland since the Company’s existing rates became effective nearly eight years ago. Rising non-gas costs, the increased investment in property, plant and equipment, and the higher cost of equity have made it necessary for Washington Gas Light Company to seek this upward adjustment to rates. Over 81,000 new Maryland customers have been added since rates went into effect in 1994. Revenues from Maryland operations represent approximately 38% of total utility revenues for the entirety of Washington Gas Light Company, which includes operations in the District of Columbia, the state of Virginia and the subject operations in the state of Maryland.

Under Maryland law, the PSC of MD has the authority to suspend the implementation of the proposed increase for up to 210 days from the filing. The PSC of MD typically uses the full 210 days to review the reasonableness of the proposed change in rates. If action has not been taken after 210 days, rates may be placed into effect subject to refund. At the present time, the Company anticipates any changes in base rates from this filing will become effective on approximately November 1, 2002.

While WGL Holdings, Inc. and Washington Gas Light Company cannot predict the ultimate outcome of this application, they do not believe that the outcome of this application will affect their fiscal year 2002 earnings. If the Company’s proposed effective date is November 1, 2002 and at levels proposed by the Company, it would have a material impact on fiscal year 2003 revenues and earnings, as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date	April 1, 2002	/s/ Mark P. O’Flynn Mark P. O’Flynn Controller (Principal Accounting Officer)